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                                                                 Exhibit 10.13.3
                                                                 ---------------

                             SEPARATION AGREEMENT
                             --------------------

     This Separation Agreement ("this Agreement"), dated as of April 24, 2001, is made by and between Independent Wireless One Corporation ("Employer"), a wholly-owned subsidiary of IWO Holdings, Inc. ("Holdings"), and David L. Standig ("Employee") regarding his separation from employment with Employer.

     Whereas, Employer and Employee wish mutually and amicably to separate, and they wish to conclude the business relationship that presently exists between them,

     Now, therefore, in consideration of the mutual promises made herein, and for other good and valuable consideration, the parties hereto agree as follows:

     1. TERMINATION OF EMPLOYMENT. Employee acknowledges and agrees that Employer has terminated his employment effective March 30, 2001 ("Termination Date"). Employer acknowledges that its Board of Directors and the Board of Directors of Holdings consider his termination to be without Cause, solely for purposes of paragraph 4(a) of the Stock Option Agreement, executed between Employee and Holdings as of December 20, 1999.

     2.   PAYMENTS AND BENEFITS.

          A. Employer shall take or cause to be taken the following actions:

               1. Employer will pay a separation payment to Employee of $206,250.00 minus required withholding taxes on the Termination Date.

               2. Employer will pay Employee $4,533.65, as compensation for 46 earned but unused hours of paid time off on the Termination Date.

               3. Employer will pay an additional separation payment to Employee of $100,000, minus required withholding taxes on or before April 25, 2001. Per Employee's request, Employer will pay $4,500.00 of this additional separation payment to his attorney, Ralph J. Mauro, Esquire of Kleinbard, Bell & Brecker LLP.

               4. Employer will pay an amount equal to the Employee's health insurance premium through COBRA for up to six months.

               5. Employer will pay up to $10,000 for employment counseling services to the employment counseling service provider of Employee's choice. If Employee does not incur $10,000 in employment counseling fees within 10 months of the
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                    Termination Date, Employer agrees to pay the unused balance to Employee in cash.

               6. Holdings agrees to waive any accrued but unpaid interest due as of the date of this Agreement under the Loan and Pledge Agreements between Employee and Holdings, dated December 12, 2000 and March 20, 2000.

               7. Holdings agrees to pay Employee the total purchase price of $172,783.68 for the repurchase of 30,077.1600 shares of Class B Common Stock of Holdings, which Holdings has elected to repurchase under and pursuant to the terms and conditions of the Management Bonus Stock Agreement dated December 20, 1999 and the Management Stock Purchase Agreement dated March 20, 2000, entered into by and between Holdings and Employee, such agreements being hereby incorporated by reference.

               8. Employee agrees that the payments provided for in this paragraph 2 are in lieu of all other benefits and claims that Employee might have against the Employer or against other Employer Released Parties.

               9. Employee agrees he is not entitled to, and Employer is not liable for, any salary payments, employee benefits (including but not limited to vacation accruals), or other compensation for the period of his employment from March 30, 2001 through December 31, 2001, except as explicitly stated in this Agreement.

          B. It is understood and agreed that Employee will retain vested stock options for a total of 299,515.1400 shares in the Class B Common Stock of Holdings, consisting of currently vested stock options for 201,685.4040 shares of such stock, and vested stock options for 97,829.7360 additional shares in such stock for the time elapsed between January 1, 2000 and March 30, 2001. It is expressly understood and agreed with respect to all of these vested stock options that Employee shall have 18 months from the Termination Date (March 30, 2001), which is until September 30, 2002, to exercise said vested stock options, in accordance with, and subject to, the terms and conditions of the applicable Stock Option Agreement and plan documents. It is understood and agreed that Employee will retain 7,099.4061 shares of Class B Common Stock of Holdings, which Employee purchased on December 12, 2000.

          C. Employee acknowledges and agrees that he is not entitled to any other stock options, stock shares, or other equity interests in Employer, Holdings, or IWO Holdings Limited except as explicitly stated in this Agreement, and that the Management Warrant dated as of December

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             20, 1999, and the Performance Vesting Options referenced in paragraph 3(a)(ii) of his Stock Option Agreement dated as of December 20, 1999, are hereby cancelled, rescinded and superseded and are no longer applicable to Employee.

          D. Employee acknowledges and agrees that he is not entitled to any performance based employee compensation, bonus or Performance Vesting Options for the years 2000 or 2001.

          E. Employee acknowledges and agrees that all principal outstanding under the Loan and Pledge Agreements with Holdings, dated December 12, 2000 and March 20, 2000, are due and payable upon the Termination Date. The principal amount currently outstanding as of the Termination Date is $193,312.86.

          F. Employee agrees to return all company property (including but not limited to company vehicle, credit card(s), cell phone(s) and laptop computer) to Joseph Travis, Director of Human Resources, Independent Wireless One Corporation at 220 Great Oaks Blvd., Albany, NY 12203 on or before April 30, 2001.


     3. NO PAYMENTS AND BENEFITS ABSENT EXECUTION OF THIS AGREEMENT. Employee recognizes that the payments and other benefits referred to in paragraph 2 (a)-(f) are in excess of amounts otherwise due him from Employer, including any amounts due him under Employer's general policies and programs or under his Agreement of Employment. Employee understands and agrees that he would not receive the consideration specified in paragraph 2 except for his execution of and compliance with this Agreement and the agreements incorporated herein by reference and Employer's material reliance upon his fulfillment of the promises contained herein.

     4.   GENERAL RELEASE OF CLAIMS BY EMPLOYEE.

          For and in consideration of the payments and other covenants referenced in this Agreement, Employee fully and completely releases Employer, Holdings, and IWO Holdings Limited, their respective directors, officers, shareholders, attorneys, benefit plans, agents, and employees, both present and former, and their respective successors, predecessors, subsidiaries, and affiliates, and any person or entity acting for or on behalf of Employer, Holdings, or IWO Holdings Limited (collectively "the Employer Released Parties"), from any and all claims, liabilities, demands, and causes of action of any kind, in law or in equity, whether known or unknown, which against the Employer Released Parties, Employee, his heirs, executors, legal representatives and assigns, ever had, now have, or hereafter may have, by reason of any matter, thing or cause whatsoever from the beginning of the world to the day of the date of this General Release,

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          including, but not limited to, claims arising out of Employee's employment or termination of employment with Employer.

          This General Release includes, but is not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Employee Retirement Income and Security Act, the Equal Pay Act, the Age Discrimination and Employment Act, the Family and Medical Leave Act, and the New York Human Rights Law, all as amended, or any other federal, state, or local civil rights statute or constitution, claims for back-pay, claims for front pay, claims for interest, claims for wrongful discharge, constructive discharge, or unjust dismissal, claims for breach of any alleged oral, written, or implied contract of employment, claims for salary or severance payments, claims for benefits, claims for stock options, claims for employment discrimination or harassment, claims for humiliation, claims for defamation, claims sounding in tort, claims for emotional distress, claims for reinstatement, claims for pain and suffering, claims for punitive damages, claims for compensatory damages of any kind, and claims for injunctive relief, and claims for attorneys' fees.

     5. PROHIBITED STATEMENTS. In further consideration of the terms of this Agreement, Employee agrees to refrain from taking any action or making any statements, written or oral, which disparage or defame the goodwill or reputation of the Employer, Holdings, IWO Holdings Limited, their respective officers, directors, or employees. In further consideration of the terms of this Agreement, the officers and directors of Employer agree to refrain from taking any action or making any statements, written or oral, which disparage or defame the goodwill or reputation of Employee. The officers and directors of Employer further agree to cause the officers and directors of Holdings to refrain from taking any action or making any statements, written or oral, which disparage or defame the goodwill or reputation of Employee.

          Employer agrees to give Employee a neutral employment reference, signed by a representative of the Company, which describes Employee's job responsibilities and indicates that Employee left his employment voluntarily for his own personal reasons, upon Employee's request.


     6. CONFIDENTIALITY. Employee will keep confidential the terms and conditions of this Agreement, except as otherwise required by law or as required to effectuate the terms of this Agreement, and except that he may inform his spouse and communicate confidentially with his legal and financial advisors, each of whom shall agree in advance to keep such information confidential. Employer's officers and directors will keep confidential the terms and conditions of this Agreement, except as otherwise required by law, or as required to effectuate the terms of this Agreement, or as required to fulfill any fiduciary, legal, or other obligations towards Employer's shareholders, creditors, or investors that

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          Employer may, in its sole judgment, deem to exist. Employer's officers and directors also may confidentially communicate the terms and conditions of this Agreement to legal and financial advisors, and to the officers and directors of Holdings and IWO Holdings Limited, each of whom shall agree in advance to keep such information confidential.

     7. NO LITIGATION. Employee agrees never to file or institute against Employer or any of the Employer Released Parties, any suit, charge, or action, before any court, agency, arbitral panel or other tribunal wherever situated, asserting any claim or cause of action which exists or may have existed on or before the date of this Agreement. If Employee initiates any such litigation, the parties sued shall be entitled to recover from Employee their damages and reasonable costs and attorneys' fees incurred to enforce this agreement.


     8.   ADDITIONAL COVENANTS.

          A. Employee agrees and acknowledges that the Restrictive Covenants contained in the Employment Agreement, signed and dated December 20, 1999, and amended on May 5, 2000, shall remain in full force and effect.

          B. Employee and Employer shall take or cause to be taken all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated herein.

          C. Employer and Employee agree that Employer may deduct withholding taxes from payments Employer makes to or for Employee, as appropriate. Employer makes no representations regarding the tax ramifications of this Agreement.

     9.   MISCELLANEOUS.

          A. The terms of this Agreement may not be changed, waived, discharged, or terminated orally, except by an instrument in writing signed by Employer and Employee. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the same party.

          B. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws or conflicts of laws thereof.

          C. Each of the parties agrees and submits to the jurisdiction of the State of New York, and further agrees that any action or

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               proceeding under, in connection with, or relating to this
               Agreement shall be brought in and adjudicated by the Supreme Court of the State of New York in Albany County, or if applicable, in the Federal District Court, the Northern District of New York.

          D. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective predecessors, heirs, executors, administrators, successors, permitted assigns, agents and legal representatives.

          E. This Agreement contains the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior oral or written understandings, memoranda or communications with regard to the terms or conditions of Employee's termination of employment with Employer, except as explicitly stated herein.

          F. If any of the terms of this Agreement, with the exception of the General Releases, is held to be void and unenforceable for any reason under applicable law, all other terms of the Agreement shall remain fully valid and enforceable.

          G. This Agreement may be executed in counterparts, including facsimile counterparts, all of which taken together shall constitute but one Agreement.

          I, David L. Standig, acknowledge that I have carefully read and fully understand all the provisions of this Agreement including the General Release contained herein. I am entering into this Agreement voluntarily. I acknowledge that I have been advised to consult an attorney concerning this Agreement. I have not relied upon any representation or statement, written or oral, not set forth in this Agreement. I acknowledge that I have been given 21 days in which to consider signing this Agreement. I also acknowledge that if I sign this Agreement, I will have 7 days thereafter in which to change my mind. This Agreement shall not be effective until 7 days after I have signed it.

          Employee understands that he may be releasing claims that he may not know about. This is both parties' knowing and voluntary intent. Employee understands that he is not releasing any claim that relates to the parties' right to enforce this Agreement, nor any rights or claims which arise after the signing of this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                                       Independent Wireless One
                                                       Corporation

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/s/ David L. Standig                           /s/ Steven Nielsen
-------------------------------                -----------------------------
David L. Standig                               By: Steven Nielsen, C.E.O.

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